Exhibit 10.10

MAXPOINT INTERACTIVE, INC.

MANAGEMENT CASH INCENTIVE PLAN

(AS ADOPTED EFFECTIVE JANUARY 28, 2015)

i

MAXPOINT INTERACTIVE, INC.
MANAGEMENT CASH INCENTIVE PLAN

ARTICLE 1.                        BACKGROUND AND PURPOSE

1.1                               Effective Date.  The Plan was adopted by the Committee on the date set forth above, is  become effective immediately and is not subject to approval by the Company’s stockholders.

1.2                               Purpose of the Plan.  The Plan is intended to motivate Participants to achieve excellent short- and long-term financial performance for the Company and its business units.  The Plan provides Participants with the opportunity to earn cash incentive awards for the achievement of goals relating to the performance of the Company.

ARTICLE 2.                        DEFINITIONS

The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:

2.1                               “Actual Award” means, as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period.  Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to increase, eliminate or reduce the award otherwise indicated by the Payout Formula.

2.2                               “Affiliate” means any corporation or other entity (including, without limitation, partnerships and joint ventures) controlled by the Company.

2.3                               “Base Salary” means, as to any Performance Period, the Participant’s earned salary during the Performance Period.  Base Salary shall be calculated before both (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to Company-sponsored plans or Affiliate-sponsored plans.

2.4                               “Board” means the Company’s Board of Directors.

2.5                               “Committee” means the Compensation Committee of the Board.

2.6                               “Company” means MaxPoint Interactive, Inc., a Delaware corporation, or any successor thereto.

2.7                               “Disability” means a permanent disability, as determined for purposes of the principal long-term disability insurance plan maintained by the Company for the benefit of the Participant.  If there is no such plan, Disability shall be determined in accordance with a policy established by the Committee.

2.8                               “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed when the Plan is adopted or becomes so employed after the adoption of the Plan.

2.9                               “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.10                        “Fiscal Year” means the fiscal year of the Company.

2.11                        “Participant” means, as to any Performance Period, an Employee who has been selected for participation in the Plan for that Performance Period pursuant to Section 3.1.

2.12                        “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants.  The formula or matrix may differ from Participant to Participant.

2.13                        “Performance Period” means a Fiscal Year, or any longer or shorter period determined by the Committee.

2.14                        “Performance Goals” means the goal(s) determined by the Committee to be applicable to a Participant for a Target Award for a Performance Period.  As determined by the Committee, the Performance Goal(s) may provide for a targeted level or levels of achievement using the performance criteria specified by the Committee.  Such criteria shall be based on one or more of the performance metrics set forth in Appendix A attached to the Plan.

2.15                        “Plan” means this MaxPoint Interactive, Inc. Management Cash Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.16                        “Progress Payment” means a portion of the Target Award or Actual Award determined in accordance with Section 3.5 that has been earned by the Participant as of the end of the Progress Period, based on achievement of the applicable Performance Goals, and that may be paid to the Participant during the Performance Period.

2.17                        “Progress Period” means a period shorter than and within the Performance Period for which a Progress Payment may be made.

2.18                        “Retirement” means, with respect to any Participant, a Termination of Employment occurring in accordance with a policy or policies established by the Committee from time to time.

2.19                        “Target Award” means the target award payable under the Plan to a Participant for the Performance Period or Progress Period, as applicable, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3.3.

2.20                        “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including (without limitation) a termination by resignation, discharge, death, Disability, Retirement or the disaffiliation of an Affiliate, but excluding a transfer from the Company to an Affiliate or between Affiliates.

ARTICLE 3.                        SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1                               Selection of Participants.  The Committee shall select the Employees who shall be Participants for any Performance Period.  The Committee also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period.  Participation in the Plan is in the sole discretion of the Committee and shall be determined Performance Period by Performance Period.  Accordingly, an Employee who is a Participant for a given Performance Period is in no way assured of being selected for participation in any subsequent Performance Period.

3.2                               Determination of Performance Goals.  The Committee shall establish the Performance Goals for each Participant for the Performance Period.  Such Performance Goals shall be set forth in writing and shall be based on one or more of the performance metrics set forth in Appendix A attached to the Plan.  Any criteria used may be measured (a) in absolute terms, (b) in relative terms, including (without limitation) the passage of time and/or against other companies or metrics, (c) on a per-share basis, (d) against the performance of the Company as a whole or against particular segments or products of the Company and/or (e) on a pre-tax or after-tax basis.  Any Performance Goal may be measured on a basis other than generally accepted accounting principles.

3.3                               Determination of Target Awards.  The Committee shall establish a Target Award for each Participant for each Performance Period.  Such Target Award shall be set forth in writing.

3.4                               Determination of Payout Formula or Formulae.  The Committee shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant.  Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level and (d) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

3.5                               Determination of Actual Awards.  After the end of each Performance Period or, to the extent that Progress Payments will be made, after the end of each Progress Period, the Committee shall certify the extent to which the Performance Goals applicable to each Participant for the Performance Period or Progress Period, as applicable, were achieved or exceeded, as determined by the Committee.  The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee.  Any contrary provision of the Plan notwithstanding, the Committee may (a)  reduce or eliminate the Actual Award that otherwise would be payable under the Payout Formula or (b) determine whether or not any Participant will receive an Actual Award or Progress Payment in the event that the Participant incurs a Termination of Employment before such Actual Award or Progress Payment is to be paid pursuant to Section 4.2.

3.6                               Adjustments.  The Committee may adjust the results under any Performance Goal to exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) mergers or acquisitions and (f) any other extraordinary, unusual or non-recurring items.

ARTICLE 4.                        PAYMENT OF AWARDS

4.1                               Right to Receive Payment.  Each Actual Award or Progress Payment that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Company.  No amounts awarded or accrued under the Plan shall be funded, set aside or otherwise segregated prior to payment.  The obligation to pay Actual Awards or Progress Payments under the Plan shall at all times be an unfunded and unsecured obligation of the Company.  Participants shall have the status of general creditors of the Company or the Affiliate that employs the Participant.

4.2                               Timing of Payment.  Subject to Section 3.5, payment of each Actual Award or Progress Payment shall be made as soon as administratively practicable, but in no event later than two and one-half months after the end of the later of the calendar or Company fiscal year (as applicable) in which the Participant has vested in such payment.

4.3                               Form of Payment.  Each Actual Award or Progress Payment shall be paid in cash (or its equivalent) in a single lump sum.

4.4                               Payment in the Event of Death.  If a Participant dies before receiving an Actual Award or Progress Payment (determined under Section 3.5) that was scheduled to be paid before his or her death for a prior Performance Period or Progress Period, then the Actual Award or Progress Payment shall be paid to the Participant’s designated beneficiary or, if no beneficiary has been designated, to the administrator or representative of his or her estate.  Any beneficiary designation or revocation of a prior designation shall be effective only if it is in writing, signed by the Participant and received by the Company prior to the Participant’s death.

ARTICLE 5.                        ADMINISTRATION

5.1                               Committee Authority.  The Plan shall be administered by the Committee, subject to Section 5.3.  The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including (without limitation) the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of the awards, (c) interpret the Plan, (d) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan and (f) interpret, amend or revoke any such rules.

5.2                               Decisions Binding.  All determinations and decisions made by the Committee, the Board or any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

5.3                               Delegation by the Committee.  The Committee, on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or employees of the Company.

ARTICLE 6.                        GENERAL PROVISIONS

6.1                               Tax Withholding.  The Company or an Affiliate, as applicable, shall withhold all required taxes from an Actual Award or Progress Payment, including any federal, state, local or other taxes.

6.2                               No Effect on Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause.  Employment with the Company and its Affiliates is on an at-will basis only.  The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

6.3                               No Effect on Other Benefits.  Except as expressly set forth in a Participant’s employment agreement with the Company, any Actual Awards or Progress Payments under the Plan shall not be considered for the purpose of calculating any other benefits to which such Participant may be entitled, including (a) any termination, severance, redundancy or end-of-service payments, (b) other bonuses or long-service awards, (c) overtime premiums, (d) pension or retirement benefits or (e) future Base Pay or any other payment to be made by the Company to such Participant.

6.4                               Successors.  All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a merger, consolidation, direct or indirect purchase of all or substantially all of the business or assets of the Company or such Affiliate, or any similar transaction.

6.5                               Nontransferability of Awards.  No award granted under the Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to the limited extent provided in Section 4.4.  All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

ARTICLE 7.                        DURATION, AMENDMENT AND TERMINATION

7.1                               Duration of the Plan.  The Plan shall commence on the date specified herein and shall remain in effect thereafter until terminated pursuant to Section 7.2.

7.2                               Amendment, Suspension or Termination.  The Board or the Committee may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason.  No award may be granted during any period of suspension or after termination of the Plan.

ARTICLE 8.                        LEGAL CONSTRUCTION

8.1                               Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.2                               Requirements of Law.  The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities markets as may be required.

8.3                               Governing Law.  The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, without regard to their conflict-of-law provisions.

8.4                               Captions.  Captions are provided herein for convenience only and shall not serve as a basis for interpretation or construction of the Plan.

APPENDIX A

PERFORMANCE METRICS

The Committee may establish Performance Goals derived from the following metrics:

•                              Backlog

•                              Bookings (including annual or total contract value bookings)

•                              Cash

•                              Cash and short-term investments

•                              Cash flow return on investment

•                              Comparisons with various stock market indices

•                              Customer satisfaction

•                              Deferred revenue

•                              Earnings or earnings per share (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization)

•                              Expenses or expense reductions

•                              Free cash flow or free cash flow per share

•                              Gross profits

•                              Headcount

•                              Implementation, completion or attainment of measurable objectives with respect to research, development, products, projects or recruiting and maintaining personnel

•                              Market share

•                              Net income (before or after taxes)

•                              Operating margin or cash margin

•                              Operating profit/loss (on a GAAP or non-GAAP basis)

•                              Pre- or after-tax income (before or after allocation of corporate overhead and bonus)

•                              Reductions in costs

•                              Return on equity

•                              Revenue

•                              Revenue excluding total advertising cost

•                              Stock price

•                              Total expenses

•                              Total stockholder return

•                              Working capital

•                              Increases or growth in any of the foregoing